Ex-99.a.3

CERTIFICATE OF AMENDMENT
OF
AGREEMENT AND DECLARATION OF TRUST
OF
DELAWARE GROUP TAX FREE MONEY

     The undersigned Trustees of Delaware Group Tax Free Money, a Delaware statutory trust (the “Trust”), constituting a majority of the Board of Trustees of the Trust (the “Trustees”), do hereby certify:

     FIRST. That pursuant to the authority granted to the Trustees in Article VII, Section 5 of the Agreement and Declaration of Trust of the Trust (the “Declaration of Trust”), Article VII, Section 2 of the Declaration of Trust is hereby amended by deleting the second sentence of Section 2(a) in its entirety and replacing it with the following sentence:

The Trust, out of Trust Property, shall indemnify and hold harmless each officer and Trustee of the Trust from and against claims and demands arising out of or related to such officer’s or Trustee’s performance of his or her duties as an officer or Trustee of the Trust, subject to the provisions set forth in Article VI of the By-Laws.

     SECOND. That the above amendment to Article VII, Section 2 of the Declaration of Trust is effective as of November 15, 2006.

     IN WITNESS WHEREOF, the undersigned Trustees of Delaware Group Tax Free Money, certify as to the above as of the 15th day of November, 2006.

/s/ Patrick P. Coyne	/s/ Ann R. Leven
Patrick P. Coyne	Ann R. Leven
Trustee	Trustee

/s/ Thomas L. Bennett	/s/ Thomas F. Madison
Thomas L. Bennett	Thomas F. Madison
Trustee	Trustee

/s/ John A. Fry	/s/ Janet L. Yeomans
John A. Fry	Janet L. Yeomans
Trustee	Trustee

/s/ Anthony D. Knerr	/s/ J. Richard Zecher
Anthony D. Knerr	J. Richard Zecher
Trustee	Trustee

/s/ Lucinda S. Landreth
Lucinda S. Landreth
Trustee